                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-88712

                           PROSPECTUS SUPPLEMENT NO. 1
                            DATED SEPTEMBER 10, 2002
                                       TO
                                   PROSPECTUS
                              DATED AUGUST 28, 2002

                 [St. Mary Land & Exploration Company Logo]

                     St. Mary Land & Exploration Company

                                  $100,000,000
                     5.75% Senior Convertible Notes Due 2022
                  and 3,846,153 Shares of Common Stock Issuable
                          Upon Conversion of the Notes

         This prospectus supplement relates to the offering for resale of
$100,000,000 aggregate principal amount of our 5.75% Senior Convertible Notes due 2022 and 3,846,153 shares of our common stock issuable upon conversion of the notes.

         This prospectus supplement, which supplements our prospectus dated
August 28, 2002, amends the "Selling Securityholders" section beginning on page
43 of the prospectus to read as set forth beginning on page S-1 of this prospectus supplement. The selling securityholders named in this prospectus supplement may use the prospectus and this prospectus supplement to offer and sell their notes and/or the shares of common stock issuable upon conversion of their notes. A copy of the prospectus should be delivered to you together with this prospectus supplement.

         Investing in the notes and shares of our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is September 10, 2002.

         You should rely only on the information contained or incorporated by reference in this prospectus supplement and the prospectus to which it refers.
We have not authorized anyone to provide you with different information. The selling securityholders are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the prospectus to which it refers is accurate only as of their respective dates regardless of the time of delivery of this prospectus supplement and the prospectus to which it refers or any sale of the securities. In this prospectus supplement, references to
"we," "us," and "our" refer to St. Mary Land & Exploration Company and its subsidiaries.

                                TABLE OF CONTENTS

SELLING SECURITYHOLDERS..................................................... S-1

                                       i

                             SELLING SECURITYHOLDERS

         We originally issued the notes in a private placement in March 2002.
The notes were resold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" as defined by
Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

         The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer under this prospectus and the number of shares of common stock into which such notes are convertible. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our affiliates or beneficially owns in excess of 1% of the outstanding common stock.

         The principal amounts of the notes provided in the table below is based on information provided to us by each of the selling securityholders through
September 10, 2002 and the percentages are based on $100,000,000 principal amount at maturity of notes outstanding. The number of shares of common stock that may be sold is calculated based on the current conversion price of $26.00 per share, or a conversion rate of approximately 38.4615 shares of common stock per $1,000 principal amount at maturity of the notes.

         Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in a transaction exempt from the registration requirements of the Securities Act.
Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

         The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.

                                      S-1

                                                 Aggregate Principal                      Number of Shares     Percentage of
                                                  Amount at Maturity     Percentage       of Common Stock      Shares of Common
                                                    of Notes That         of Notes           That May be            Stock
                                                     May be Sold         Outstanding           Sold(1)         Outstanding(2)
                                                     -----------         -----------           -------         --------------
Name
----

Alexandra Global Investment Fund 1, Ltd.              $2,000,000            2.00%               76,923              *
Alpine Associates                                     $3,400,000            3.40%              130,769              *
Alpine Partners, L.P.                                   $450,000            *                   17,307              *
Bear, Stearns & Co. Inc. (3)                      $5,650,000            5.65%              217,307              *
CALAMOS(R)Market Neutral Fund --
      CALAMOS(R)Investment Trust                      $2,500,000            2.50%               96,153              *
Cobra Fund U.S.A., L.P.                                 $225,000            *                    8,653              *
Cobra Master Fund, Ltd.                               $1,275,000            1.28%               49,038              *
Context Convertible Arbitrage Fund, LP                  $275,000            *                   10,576              *
Deutsche Bank Securities Inc.                        $15,750,000           15.75%              605,769              2.13%
JP Morgan Securities Inc. (4)                         $6,450,000            6.45%              248,076              *
KBC Financial Products USA Inc.                       $1,500,000            1.50%               57,692              *
Man Convertible Bond Master Fund, Ltd.                $7,140,000            7.14%              274,615              *
McMahan Securities Co. L.P.                           $1,725,000            1.73%               66,346              *
Nomura Securities International Inc. (5)              $5,000,000            5.00%              192,307              *
Quattro Fund, Ltd.                                    $5,250,000            5.25%              201,923              *
RAM Trading Inc.                                      $3,850,000            3.85%              148,076              *
St. Thomas Trading, Ltd.                             $11,860,000           11.86%              456,153              1.61%
The Northwestern Mutual Life Insurance
      Company (General Account)                       $3,000,000            3.00%              115,384              *
The Northwestern Mutual Life Insurance
      Company (Group Annuity Separate
      Account)                                          $500,000            *                   19,230              *
TQA Master Fund Ltd.                                  $2,000,000            2.00%               76,923              *
TQA Master Plus Fund Ltd.                             $1,500,000            1.50%               57,692              *
WPG Convertible Arbitrage Overseas
      Masters Fund, LP                                $1,500,000            1.50%               57,692              *
Zazove Hedged Convertible Fund L.P.                   $1,000,000            1.00%               38,461              *
Zurich Institutional Benchmarks
      Management c/o Quattro Global
      Capital, LLC                                    $1,250,000            1.25%               48,076              *
Zurich Institutional Benchmarks Master
      Fund Ltd. c/o SSI Investment
      Management Inc.                                   $500,000            *                   19,230              *
Zurich Institutional Benchmarks Master
      Fund Ltd. c/o Zazove Associates LLC             $1,000,000            1.00%               38,461              *
                                                     -----------          -------            ---------              -----
                                                     $86,550,000           86.55%            3,328,832              10.67%
All other holders of notes or future
      transferees, pledges, donees, assignees
      or successors of any such holders (6)(7)       $13,450,000           13.45%              517,321(8)           1.47%
                                                     -----------          -------            ---------              -----
Total                                               $100,000,000          100.00%            3,846,153              12.15%
                                                    ============          =======            =========              ======

--------------

* Less than one percent (1%).

                                      S-2

(1)  Assumes conversion of all of the holder's notes at a conversion price of
     $26.00 per share, or a conversion rate of approximately 38.4615 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under
     "Description of the Notes - Conversion of Notes." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Under the indenture for the notes, fractional shares will not be issued upon any conversion. In lieu thereof cash will be paid based on the current market price of the stock on the trading day immediately before the conversion date.

(2)  Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 27,857,141 shares of common stock outstanding as of June 30, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.

(3)  The holder is a broker-dealer and was one of the initial purchasers of the notes in the private placement of the notes completed in March 2002. The notes were resold by the initial purchasers pursuant to Rule 144A under the
     Securities Act, and we entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the notes and shares of common stock issuable upon conversion of the notes. We have been informed by the initial purchasers that they intend to make a market in the notes. The initial purchasers are not obligated to do so, and they may cease their market making at any time without notice. In addition, this market making activity will be subject to limitations imposed by the
     Securities Act and the Securities Exchange Act and may be limited during the effectiveness of a registration statement relating to the notes. As of
     August 28, 2002, the holder held a short position with respect to
     $5,675,000 aggregate principal amount of notes not subject to transfer restrictions due to the sale of such notes under the shelf registration statement of which this prospectus is a part.

(4)  The holder also beneficially owns 18,615 shares of St. Mary common stock.

(5)  The holder also beneficially owns 419 shares of St. Mary common stock.

(6)  Information about other selling securityholders will be set forth in prospectus supplements, if required.

(7)  Assumes that any other holders of the notes or any future pledgees, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(8)  Reflects certain rounding differences.

                                      S-3